Consent of Independent Certified Public Accountants




GraphOn Corporation
Morgan Hill, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 23, 2004, relating to the consolidated financial statements of GraphOn Corporation, which is contained in that Prospectus, and of our report dated February 23, 2004, relating to the schedule, which is also contained in that Prospectus. Our report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP
San Jose, California

April 28, 2004